SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):October 9, 2017
MERIDIAN BIOSCIENCE, INC.
(Exact name of registrant as specified in its charter)

Ohio	0-14902	31-0888197
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No. )

3471 River Hills Drive, Cincinnati, Ohio	45244
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code  (513) 271-3700
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
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Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Consistent with the succession plan described in the May 10, 2017 press release of Meridian Bioscience, Inc. (the "Company"), on October 9, 2017 (the "Effective Date") the Board of Directors of the Company appointed Jack P. Kenny as Chief Executive Officer effective immediately. Simultaneously with Mr. Kenny's appointment, John A. Kraeutler stepped down from his position as Chief Executive Officer and assumed the title of Executive Chairman. Also on the Effective Date, the Board expanded its size from seven to eight directors and elected Mr. Kenny to the Board to fill the vacancy. A copy of the press release announcing Mr. Kenny's appointment is furnished as Exhibit 99.1 to this report and is incorporated herein by reference.

Mr. Kenny, 49 years old, most recently served as Senior Vice President and General Manager, North America, at Siemens Healthcare.  From June 2012 through October 2014 Mr. Kenny served as Vice President and General Manager at Becton Dickinson Diagnostic Systems. Prior to June 2012, Mr. Kenny held positions at Leica Biosystems, Danaher Corporation, and Quest Diagnostics.
The Company and Mr. Kenny  entered into an Employment Agreement (the "Agreement") on the Effective Date pursuant to which Mr. Kenny  will be paid a base salary of $550,000 for the first year of the Agreement's term ("Year 1") and $650,000 for the second year of the Agreement's term ("Year 2"). Mr. Kenny is eligible to earn an annual bonus of up to $275,000 for Year 1 and $325,000 for Year 2, subject to the achievement of certain performance criteria as determined by the Compensation Committee of the Board.
On the Effective Date pursuant to the Agreement the Company granted Mr. Kenny (i) options to purchase 100,000 shares of common stock of the Company which will vest on a pro rata basis over four years and (ii) 13,000 restricted stock units which shall vest in a lump sum or "cliff" basis on the second anniversary of the Effective Date.  The Agreement also provides that in November 2017 Mr. Kenny shall be granted 25,000 restricted stock units, which also shall vest in a lump sum or "cliff" basis on the fourth anniversary of the Effective Date.
Pursuant to the terms of the Agreement, there is no required minimum period of employment and either the Company or Mr. Kenny  may terminate his employment under the Agreement at any time for any reason or no reason. If Mr. Kenny  voluntarily terminates the Agreement, he must give the Company at least 90 days' prior written notice. If the Company voluntarily terminates the Agreement without cause, the Company is obligated to give Mr. Kenny 90 days prior written notice. In the event that the Company terminates the employment of Mr. Kenny without Cause or if he terminates his employment for Good Reason, each as defined in the Agreement, Mr. Kenny  is entitled to a severance payment equal to twelve months of his then base salary plus a pro-rata portion of the target bonus through the date of termination. If such termination occurs during a change of control period, Mr. Kenny  is entitled to a severance payment equal to two times his then base salary plus his target bonus for the severance period.
The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is filed as Exhibit 10.1 to this Form 8-K and incorporated into this Item 5.02 by reference. Please see the Agreement attached as an exhibit to this Form 8-K for further information.

Item 9.01.	Financial Statements and Exhibits.
(d)	Exhibits
10.1	Employment Agreement between Meridian Bioscience, Inc. and Jack Kenny
99.1	Press Release of Meridian Bioscience, Inc. dated October 9, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
MERIDIAN BIOSCIENCE, INC.

Date: October 11, 2017	By: /s/ Melissa A. Lueke
Executive Vice President and Chief Financial Officer
(Principal Financial and Accounting Officer)